Exhibit 10.1

Execution

CUSIP Number: 01010340428 0101

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 27, 2011

among

ENERGY TRANSFER PARTNERS, L.P.,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender

and an LC Issuer,

BANK OF AMERICA, N.A.,

as an LC Issuer

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.,

as Syndication Agent,

THE ROYAL BANK OF SCOTLAND PLC,

BNP PARIBAS

and JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents,

and

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and RBS SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Managers

$2,500,000,000 Five Year Revolving Credit Facility

5.07	Taxes	60
5.08	Full Disclosure	60
5.09	Litigation	61
5.10	ERISA	61
5.11	Compliance with Laws	61
5.12	Environmental Compliance	61
5.13	Margin Regulations; Investment Company Act	62

ARTICLE VI AFFIRMATIVE COVENANTS		62
6.01	Books, Financial Statements and Reports	62
6.02	Other Information and Inspections	64
6.03	Notice of Material Events	65
6.04	Maintenance of Properties	65
6.05	Maintenance of Existence and Qualifications	66
6.06	Payment of Obligations	66
6.07	Insurance	66
6.08	Compliance with Law	66
6.09	Subsidiaries and Unrestricted Subsidiaries	66

ARTICLE VII NEGATIVE COVENANTS		67
7.01	Indebtedness	67
7.02	Limitation on Liens	68
7.03	Fundamental Changes	70
7.04	Reserved	71
7.05	Distributions	71
7.06	Investments	71
7.07	Change in Nature of Businesses	71
7.08	Transactions with Affiliates	71
7.09	Burdensome Agreements	71
7.10	Leverage Ratio	72

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		72
8.01	Events of Default	72
8.02	Remedies Upon Event of Default	74
8.03	Application of Funds	74

ARTICLE IX ADMINISTRATIVE AGENT		75
9.01	Appointment and Authority	75
9.02	Rights as a Lender	76
9.03	Exculpatory Provisions	76
9.04	Reliance by Administrative Agent	77
9.05	Delegation of Duties	77
9.06	Resignation of Administrative Agent	77
9.07	Non-Reliance on Administrative Agent and Other Lenders	78
9.08	No Other Duties, Etc.	78
9.09	Administrative Agent May File Proofs of Claim	78

ARTICLE X MISCELLANEOUS		79
10.01	Amendments, Etc.	79
10.02	Notices; Effectiveness; Electronic Communication	81
10.03	No Waiver; Cumulative Remedies; Enforcement	83
10.04	Expenses; Indemnity; Damage Waiver	83
10.05	Payments Set Aside	86

ii

10.06	Successors and Assigns	86
10.07	Treatment of Certain Information; Confidentiality	91
10.08	Right of Setoff	92
10.09	Interest Rate Limitation	92
10.10	Counterparts; Integration; Effectiveness	93
10.11	Survival of Representations and Warranties	93
10.12	Severability	93
10.13	Replacement of Lenders	93
10.14	Governing Law; Jurisdiction; Etc.	94
10.15	Waiver of Jury Trial	95
10.16	No Advisory or Fiduciary Responsibility	95
10.17	Electronic Execution of Assignments	96
10.18	USA PATRIOT Act Notice	96
10.19	Time of the Essence	96
10.20	No Recourse	96
10.21	Existing Credit Agreement	96

SIGNATURES		S-1

Schedules:

Schedule 1 – Commitments and Applicable Percentages

Schedule 2 – Projected Consolidated EBITDA attributable to Certain Material Projects

Schedule 3 – Disclosure Schedule

Schedule 7.08 – Transactions with Affiliates

Schedule 7.09 – Burdensome Agreements

Schedule 10.02 – Notices

Exhibits:

Exhibit A – Form of Assignment and Assumption Agreement

Exhibit B – Form of Compliance Certificate

Exhibit C – Form of Loan Notice

Exhibit D – Form of Note

Exhibit E – Forms of U.S. Tax Compliance Certificates

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of October 27, 2011, among ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and an LC Issuer, BANK OF AMERICA, N.A., as an LC Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments is $2,500,000,000, subject to optional reductions pursuant to Section 2.16 and subject to increases as provided in Section 2.17.

“Agreement” means this Second Amended and Restated Credit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“AmeriGas” means AmeriGas Partners, L.P., a Delaware limited partnership.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.20. If the commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, on any day, with respect to any Base Rate Loan, Eurodollar Loan or commitment fees hereunder, respectively, the percent per annum set forth below under the caption “Base Rate Margin,” “Eurodollar Margin,” or “Commitment Fee Rate,” respectively, based upon the Level corresponding to the Ratings by the Rating Agencies applicable on such date:

Ratings: (Fitch/Moody’s/S&P)	Base Rate Margin	Eurodollar Margin	Commitment Fee Rate
Level 1 >BBB+/Baa1/BBB+	0.125%	1.125%	0.175%
Level 2 BBB/Baa2/BBB	0.250%	1.250%	0.200%
Level 3 BBB-/Baa3/BBB-	0.500%	1.500%	0.250%
Level 4 <BB+/Ba1/BB+	0.750%	1.750%	0.300%

For purposes of the foregoing, (a) if only one Rating is determined, the Level corresponding to that Rating shall apply; (b) if there are only two Ratings, then (i) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (ii) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (c) if there are three Ratings, then (i) if all three are at different Levels, the middle Level shall apply and (ii) if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (d) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (e) if no Rating is determined, Level 4 shall apply. Changes in the Applicable Rate will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. in its capacity as joint lead arranger and joint book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1%, and (c) the Fixed Period Eurodollar Rate plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.

“Borrower” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Type made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, LC Issuer or Swingline Lender (as applicable) and the Lenders, as collateral for LC Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the LC Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the LC Issuer or Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by either Rating Agency;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the existence of any of the following: (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Investor, shall be the legal or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the then total Equity Interests of the GP Owner; or (b) the failure of the General Partner, or any other Wholly Owned Subsidiary of the GP Owner, to constitute all of the general partners of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the GP Owner by

Persons who were neither (i) nominated, approved or appointed by the board of directors of the GP Owner nor (ii) appointed by directors so nominated, approved or appointed. As used herein “Permitted Investors” means any of (A) Ray C. Davis, Kelcy L. Warren, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes) or (B) Natural Gas Partners VI, L.P.

“Citrus” means Citrus Corporation, a Delaware corporation.

“Citrus Acquisition” means the acquisition by the Borrower of a 50% Equity Interest in Citrus pursuant to that certain Amended and Restated Agreement and Plan of Merger dated July 19, 2011 between the Borrower and Energy Transfer Equity, L.P.

“Closing Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to each Lender, its obligation (a) to make Revolving Credit Loans to the Borrower pursuant to Section 2.01, and (b) to purchase participations in LC Obligations and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Commitment amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.16, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuer to make LC Credit Extensions pursuant to Section 8.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries. Notwithstanding the foregoing, when used in reference to the Borrower and its subsidiaries, “Consolidated” shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the Borrower and its subsidiaries of all Unrestricted Subsidiaries, determined as if neither the Borrower nor any of its subsidiaries held any Equity Interest in Unrestricted Subsidiaries.

“Consolidated EBITDA” means, for any period (without duplication), Consolidated Net Income for such period, plus (a) each of the following to the extent deducted in determining such Consolidated Net Income (i) all Consolidated Interest Expense, (ii) all income taxes (including any franchise taxes to the extent based upon net income) of the Borrower and its Subsidiaries for such period, (iii) all depreciation and amortization (including amortization of intangible assets) of the Borrower and its Subsidiaries for such period and (iv) any other non-cash charges or losses of the Borrower and its Subsidiaries for such period (including any non-cash losses resulting from the impairment of long-lived assets, goodwill or intangible assets), minus (b) each of the following (i) all non-cash items of income or gain of the Borrower and its Subsidiaries which were included in determining such Consolidated Net Income for such period, and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income. Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (1), (2) and (3) for all purposes under this Agreement:

(1) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, the Borrower or any Subsidiary shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into Person (other than a Subsidiary), or shall have made any disposition of Equity Interests or an acquisition of Equity Interests, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.

(2) Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments in respect of any Material Project of the Borrower and its Subsidiaries applicable to such period.

(3) Consolidated EBITDA shall give effect to the Borrower’s Equity Interests in Citrus as follows:

(A) for each testing date during the first four full Fiscal Quarters after the Citrus Acquisition is consummated (each such Fiscal Quarter, a “Reference Quarter”), (i) the actual amount of cash distributions made to the Borrower in respect of such Equity Interests during any such Reference Quarter ended on or prior to the testing date, plus (ii) the amount of cash distributions projected to be made to the Borrower in respect of such Equity Interests for any such Reference Quarter ending after the testing date, as determined by the Borrower and approved by the Administrative Agent, plus (iii) the Borrower’s prorated share of any permanent repayments of aggregate Indebtedness for borrowed money of Citrus or its subsidiary, Florida Gas, made with cash flow from operations (and expressly excluding cash from changes in working capital) during any such Reference Quarter ended on or prior to the testing date, plus (iv) the prorated share of any additional permanent repayments of aggregate Indebtedness for borrowed money of Citrus or its subsidiary, Florida Gas, projected to be made with cash flow from operations (and expressly excluding cash from changes in working capital) during any such Reference Quarter; and

(B) for each testing date during the fifth full Fiscal Quarter after the Citrus Acquisition is consummated and each Fiscal Quarter thereafter, (i) the actual amount of cash distributions made to the Borrower in respect of such Equity Interests over the four Fiscal Quarter period ending on or prior to the testing date plus, (ii) if such four Fiscal Quarter period includes one or more of the second, third or fourth Fiscal Quarters after the Citrus Acquisition is consummated, the Borrower’s prorated share of any permanent repayments of Indebtedness for borrowed money of Citrus or its subsidiary, Florida Gas, made with cash flow from operations during such Fiscal Quarter.

“Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) Capital Lease Obligations of the Borrower and its Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of any Person other than the Borrower or any of its Subsidiaries, but excluding (i) Performance Guaranties and (ii) obligations of the Borrower or any Subsidiaries under Hybrid Securities; provided, however, that Consolidated Funded Indebtedness (A) shall not include Excluded Inventory Indebtedness and (B) shall include only those liabilities under the Propane Contingent Residual Support Agreement that would be required under the loss contingency recognition principles in FASB ASC 450-20-25 to be reflected on the Consolidated balance sheet of the Borrower on the date of determination.

“Consolidated Interest Expense” means, for any period, all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period.

“Consolidated Net Income” means, for any period (without duplication), the Borrower’s and its Subsidiaries’ gross revenues for such period, minus the Borrower’s and its Subsidiaries’

expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis. Consolidated Net Income shall be adjusted to exclude the effect of (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include any cash distributions received by the Borrower or its Subsidiaries from Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period (adjusted as provided in the following clauses (1) and (2) of this definition). The amount of Consolidated Net Income attributable to cash distributions with respect to any Person referred to in clause (e) (including in respect of any newly-acquired Equity Interests owned by the Borrower or any Subsidiary in respect of any Person that is an Unrestricted Subsidiary, an unconsolidated joint venture, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary) shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:

(1) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated Net Income is determined, such Person shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into another Person (other than a Subsidiary), or shall have made any disposition or an acquisition of Equity Interests, Consolidated Net Income shall be calculated giving pro forma effect to the cash distributions that would have been made to the Borrower or its Subsidiaries as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed; and

(2) Consolidated Net Income shall be increased by the amount of any projected cash distributions from such Person attributable to any applicable Material Project EBITDA Adjustments in respect of any Material Project of such Person applicable to such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.

“Credit Extension” means each of the following: (a) a Borrowing that is not a Continuation or Conversion, and (b) an LC Credit Extension.

“Daily Floating Eurodollar Loan” means a Swingline Loan that bears interest at a rate based upon the Daily Floating Eurodollar Rate.

“Daily Floating Eurodollar Rate” means, with respect to any Swingline Loan that is a Daily Floating Eurodollar Loan, a rate of interest determined by reference to the Fixed Period Eurodollar Rate for a one (1) month interest period that would be applicable for a Revolving Credit Loan, as that rate may fluctuate in accordance with changes in the Fixed Period Eurodollar Rate as determined on a day-to-day basis.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at the time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the interest rate (including the Applicable Rate) then in effect for such Loan, (b) for each Base Rate Loan or LC Obligation, two percent (2%) per annum plus the Applicable Rate for Base Rate Loans plus the Base Rate then in effect or (c) for each Letter of Credit, two percent (2%) per annum plus the Applicable Rate for Eurodollar Loans; provided, however, the Default Rate shall never exceed the Maximum Rate.

“Default Rate Period” means (i) any period during which any Event of Default specified in Section 8.01(a), (b) or (i) is continuing and (ii) upon the request of the Majority Lenders, any period during which any other Event of Default is continuing.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disclosure Schedule” means Schedule 3 hereto.

“Distribution” means, as to any Person, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the LC Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means the Borrower and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such entity, are treated as a single employer under Section 414 of the Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any of the Borrower or any Subsidiary has a fixed or contingent liability.

“Eurodollar Loan” means a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan. Each reference to a Eurodollar Loan when used in connection with Revolving Credit Loans shall mean a Fixed Period Eurodollar Loan. Each reference to a Eurodollar Loan when used in connection with Swingline Loans shall mean a Daily Floating Eurodollar Loan.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate, as the case may be.

“Event of Default” has the meaning given to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Inventory Indebtedness” means Indebtedness of the Borrower and its Subsidiaries (whether under this Agreement or other Indebtedness permitted to be incurred under the terms of this Agreement) incurred to finance the purchase or holding by one or more of the Borrower or any Subsidiary of inventories of gas held in storage at the Bammel reservoir for sale and delivery in the ordinary course of business, that is designated by the Borrower as Excluded Inventory Indebtedness, subject to the following conditions: (i) the Borrower will designate the amount of Indebtedness that is Excluded Inventory Indebtedness in connection with each determination of Consolidated Funded Indebtedness, (ii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed the value of inventory then owned by the Borrower or any Subsidiary on such day which is held in storage at the Bammel reservoir for sale and delivery in the ordinary course of business and with respect to which the price has been hedged to substantially eliminate price risk in compliance with the Risk Management Policy, the value of such inventory determined based on the price as so hedged and any margin calls relating to such hedges, and (iii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed $400,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 20, 2007, among Borrower, Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association), as Administrative Agent, LC Issuer and Swingline

Lender, Bank of America, N.A., as Syndication Agent, BNP Paribas, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents, the other agents named therein and a syndicate of lenders party thereto.

“Existing Letters of Credit” means the Letters of Credit (as defined in the Existing Credit Agreement) issued and outstanding under the Existing Credit Agreement and which shall remain issued and outstanding for purposes of this Agreement.

“Facility Usage” means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the letter agreement, dated September 12, 2011, among the Borrower, the Administrative Agent and the Arrangers, (b) the letter agreement, dated September 12, 2011, between the Borrower and the Administrative Agent, and (c) the letter agreement, dated September 12, 2011, among the Borrower and the LC Issuers.

“Fiscal Quarter” means a fiscal quarter of the Borrower ending on the last day of March, June, September or December.

“Fiscal Year” means a fiscal year of the Borrower ending on December 31.

“Fitch” means Fitch, Inc., or its successor.

“Fixed Period Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Fixed Period Eurodollar Rate.

“Fixed Period Eurodollar Rate” means:

(a) for any Interest Period with respect to any Eurodollar Loan, (a) the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (b) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London offices of Wells Fargo Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, (a) the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, on such date for a term of one month commencing on that day; and (b) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity equal to one month are offered by the principal London offices of Wells Fargo Bank, National Association in immediately available funds in the London interbank market at the date and time of determination.

“Florida Gas” means Florida Gas Transmission Company LLC, a Delaware limited liability company.

“Foreign Lender” means any Lender or LC Issuer that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any such accounting principle or practice is required in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated Subsidiaries.

“General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case, so long as such Person is the sole general partner of the Borrower and a wholly-owned Subsidiary of the GP Owner.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GP Owner” means Energy Transfer Equity, L.P., and any successor by merger, consolidation or reincorporation

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities with maturities of at least 20 years issued either by the Borrower or by wholly owned special purpose entities that are Subsidiaries.

“Increase Effective Date” has the meaning given to such term in Section 2.17(a).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights)

owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.01(g) only, all obligations of such Person in respect of Hedging Contracts.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” or “Indemnitees” has the meaning given to such term in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means (i) the audited Consolidated annual financial statements of the Borrower as of December 31, 2010 and (ii) the unaudited interim Consolidated quarterly financial statements of the Borrower as of June 30, 2011.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan and other than a Daily Floating Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date; and (c) as to any Daily Floating Eurodollar Loan, the last Business Day of each calendar month.

“Interest Period” means, (a) as to each Fixed Period Eurodollar Loan, the period commencing on the date such Fixed Period Eurodollar Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Loan and ending on the date one, two, three or six months thereafter (or nine or twelve months thereafter, or less than one month, in either case if consented to by all the Lenders), as selected by the Borrower in its Loan Notice, or (b) as to any Daily Floating Eurodollar Loan, the period commencing on the date such Daily Floating Eurodollar Loan commences and ending on the date one month thereafter; provided that: (i) any Interest Period applicable to a Fixed Period Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period applicable to a Daily Floating Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; (iii) any Interest Period pertaining to a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (vi) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture Interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash Distributions or proceeds received from such Investment, whether as earnings or as a return of capital, in an aggregate amount up to but not in excess of the amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Laws & Practice, Inc. (or such later version thereof as may be in effect ant the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Subsidiary) or in favor of the LC Issuer and relating to any such Letter of Credit.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, held directly or indirectly by the Borrower, that will not be a Subsidiary or Unrestricted Subsidiary after giving effect to such acquisition or Investment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.07(g).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Issuer” means each of Wells Fargo Bank, National Association and Bank of America, N.A. in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and one or more other Lenders selected by the Borrower who agree to act as an issuer of Letters of Credit and are approved by Administrative Agent in its reasonable discretion. As used herein, the term “LC Issuer” shall mean “each LC Issuer” or “the applicable LC Issuer,” as the context may require.

“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning given to such term in the introductory paragraph hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the end of the Commitment Period (or if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.12(c).

“Letter of Credit Sublimit” means an amount equal to $500,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) Consolidated EBITDA for the specified four Fiscal Quarter period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement, the Fee Letters, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit C.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Credit Loans and the Swingline Loans.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (i) the results of operations, business, financial condition or assets of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes, or (iii) the legality, validity, binding effect or enforceability of this Agreement or the Notes.

“Material Project” means, in respect of a Person, the construction or expansion of any capital project of such Person with multi-year customer contracts, the aggregate capital cost of which is reasonably expected by the Borrower to exceed $30,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project of a Person:

(A) prior to the Commercial Operation Date of a Material Project (and including the Fiscal Quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Borrower (and approved by the Administrative Agent) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period (except, in the case of the projects referenced on Schedule 2 hereto, an annualized amount for the periods described on such schedule shall be used and except, in the case of any other project, an annualized amount for such other period as may be proposed by the Borrower and approved by Majority Lenders shall be used) following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial

Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated EBITDA for such Fiscal Quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless:

(a) not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.01(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.10, the Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project and (ii) projections of Consolidated EBITDA attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and

(b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on any date of determination.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means October 27, 2016, as may be extended pursuant to Section 2.18.

“Maximum Rate” has the meaning given to such term in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of the LC Issuer and the Swingline Lender with respect to Letters of Credit or Swingline Loans issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent, the LC Issuer and the Swingline Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“New Lenders” has the meaning given to such term in Section 2.17(a).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any of the Borrower thereof of any proceeding under any Debtor Relief Laws naming it as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Participant” has the meaning given to such term in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Performance Guaranties” means, collectively, guaranties by the Borrower of obligations of any Unrestricted Subsidiary (but not of Indebtedness of any Unrestricted Subsidiary) not to exceed in the aggregate amount outstanding of $100,000,000 at any time.

“Permitted Investors” has the meaning given to such term in the definition of “Change of Control.”

“Permitted Lien” has the meaning given to such term in Section 7.02.

“Permitted Priority Debt” means (i) Indebtedness of a Subsidiary, whether or not secured, other than Indebtedness permitted under subsections (a) through (f) of Section 7.01 and (ii) Indebtedness of the Borrower or any Subsidiary secured by Liens on property of the Borrower or any Subsidiary, other than Liens permitted under subsections (a) through (n) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 20% of Consolidated Net Tangible Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Propane Contingent Residual Support Agreement” means a contingent residual support agreement substantially on the terms described in Annex H to the Propane Contribution Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Propane Contribution” means the contribution by the Borrower and its Subsidiaries of certain equity interests in Heritage Operating L.P., a Delaware limited partnership, Heritage GP, LLC, a Delaware limited liability company, Titan Energy Partners, L.P., a Delaware limited partnership and Titan GP, L.L.C., a Delaware limited liability company, to AmeriGas and any other transaction contemplated by the Propane Contribution Documents.

“Propane Contribution Agreement” means that certain Contribution and Redemption Agreement, dated as of October 15, 2011, by and among the Borrower, the General Partner, Heritage ETC, L.P. and AmeriGas, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Propane Contribution Documents” means the Propane Contribution Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, together with all bills of sale, assignments, agreements, instruments and other documents executed, made or delivered by any Person in connection with the Propane Contribution.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Testing Date” means the last day of each Fiscal Quarter.

“Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Rating Agency” means Fitch, S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the LC Issuer, as applicable.

“Register” has the meaning given to such term in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01.

“Risk Management Policy” means the Risk Management Policy of the Borrower in effect on the date of this Agreement as amended from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or its successor.

“Specified Acquisition” means an acquisition of assets, Equity Interests, operating lines or divisions by the Borrower, a Subsidiary, an Unrestricted Subsidiary or a joint venture for a purchase price of not less than $100,000,000.

“Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date designated by the Borrower as the termination date of such Specified Acquisition Period, or (c) the Quarterly Testing Date on which the Borrower is in compliance with Section 7.10 as such compliance is determined as if such period was not a Specified Acquisition Period; provided, in the event the Leverage Ratio exceeds 5.00 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter, and provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.00 to 1.00; and provided further with respect to a Specified Acquisition by an Unrestricted Subsidiary or a joint venture, a Specified Acquisition Period may be elected by the Borrower (or may be deemed elected by the Borrower) only if the consideration for such Specified Acquisition is raised by the Borrower or a Subsidiary. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Swingline Lender” means Wells Fargo Bank, National Association.

“Swingline Loan” means a Loan made pursuant to Section 2.02.

“Swingline Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the Aggregate Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“TWP” means Transwestern Pipeline Company, LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto.

“TWP Note Purchase Agreements” means collectively, (a) the Note Purchase Agreement dated as of November 17, 2004, among TWP and the purchasers named therein, as amended and supplemented, (b) the Note Purchase Agreement dated as of May 24, 2007, among TWP and the purchasers named therein, as amended and supplemented, and (c) the Note Purchase Agreement dated as of December 9, 2009, among TWP and the purchasers named therein, as amended and supplemented.

“Type” means, (a) with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Loan, and (b) with respect to a Swing Line Loan, its character as a Base Rate Loan or a Daily Floating Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means any subsidiary of the Borrower which is designated as an Unrestricted Subsidiary pursuant to Section 6.09.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (g) of Section 3.01.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case such general partner interests not to exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.

“Withholding Agent” means the Borrower and the Administrative Agent.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect any provision set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such provision shall continue to be interpreted in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of any applicable ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions hereof, each Lender agrees to make Revolving Credit Loans (“Revolving Credit Loans”) to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Lenders are requested to make Revolving Credit Loans of the same Type in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Credit Loans, the Facility Usage does not exceed the Aggregate Commitments, and the Loans of any Lender plus such Lender’s Applicable Percentage of all LC Obligations does not exceed such Lender’s Commitment. The aggregate amount of all Revolving Credit Loans that are Base Rate Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. The Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow under this Section 2.01.

2.02 Swingline Loans.

(a) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Commitment

Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the outstanding amount of Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, that after giving effect to any amount requested, (i) the aggregate principal amount of all outstanding Swingline Loans does not exceed the Aggregate Commitments, and (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received written notice from the Borrower or any Lender that one or more of the applicable conditions to Credit Extensions specified in Section 4.02 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate). The Borrower will have the option to choose whether the Swingline Loan is (A) Base Rate Loan, or (B) a Daily Floating Eurodollar Loan. The aggregate amount of Swingline Loans in any Borrowing shall not be subject to a minimum amount or increment. Each Swingline Loan accruing interest at the Daily Floating Eurodollar Rate shall continue to accrue interest as a Daily Floating Eurodollar Loan at the end of each Interest Period applicable thereto unless and until (x) the Borrower has given notice of conversion to a Base Rate Loan in accordance with Section 2.04, or (y) such Swingline Loan is refunded pursuant to Section 2.02(b).

(b) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by each Lender in accordance with its Applicable Percentage and shall thereafter be reflected as Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its Applicable Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its Applicable Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Applicable Percentage of a Swingline Loan, nor shall any Lender’s Applicable Percentage be increased as a result of any such failure of any other Lender to fund its Applicable Percentage of a Swingline Loan.

(c) The Borrower shall pay to the Swingline Lender the amount of each Swingline Loan (unless such Swingline Loan is fully refunded by the Lenders pursuant to Section 2.02(b)): on the earliest to occur of (i) demand by the Swingline Lender and (ii) the Maturity Date. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their Applicable Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.02 and which such Event of Default has not been waived by the Majority Lenders or the Lenders, as applicable).

(d) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02, one of the events described in subsections (i)(i), (i)(ii) or (i)(iii) of Section 8.01 shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided, irrevocable and unconditional participating interest in the Swingline Loans to be refunded in an amount equal to its Applicable Percentage of the aggregate amount of such Swingline Loans. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof, the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded). Notwithstanding the foregoing provisions of this Section 2.02(d), a Lender shall have no obligation to refund a Swingline Loan pursuant to Section 2.02(b) if (i) a Default shall exist at the time such refunding is requested by the Swingline Lender, (ii) such Default had occurred and was continuing at the time such Swingline Loan was made by the Swingline Lender and (iii) such Lender notified the Swingline Lender in writing, not less than one Business Day prior to the making by the Swingline Lender of such Swingline Loan, that such Default has occurred and is continuing and that such Lender will not refund Swingline Loans made while such Default is continuing.

2.03 Requests for New Loans. The Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be funded by Lenders, except in the case of Swingline Loans under a cash management arrangement as provided below. Each such notice constitutes a “Loan Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, (ii) the aggregate amount of any such Borrowing of Fixed Period Eurodollar Loans, the date on which such Fixed Period Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period, or (iii) the aggregate amount of any such Borrowing of Swingline Loans, the date on which such Swingline Loans are to be advanced, and whether such Swingline Loans are Base Rate Loans or Daily Floating Eurodollar Loans; and

(b) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans or Swingline Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the Loan Notice attached as Exhibit C hereto, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice requesting Revolving Credit Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Upon receipt of any such Loan Notice requesting Swingline Loans, the Administrative Agent shall give the Swingline Lender prompt notice of the terms thereof. In the case of Revolving Credit Loans, if all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly, and in no event later than 2:00 p.m., remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. In the case of Swingline Loans, if all conditions precedent to such new Loans have been met, the Swingline Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Swingline Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Swingline Loan have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(b). The Borrower may maintain with the Swingline Lender operating accounts with a cash management arrangement for the automatic funding and repayment of Swingline Loans according to cash needs or excess cash existing in the operating accounts at the end of each Business Day. No request to the Administrative Agent by the Borrower is required for the funding or repayment of Swingline Loans in connection with such arrangement; provided, however, the Borrower must notify the Swingline Lender and the Administrative Agent immediately on any Business Day if one or more of the applicable conditions specified in Article IV is not then satisfied and instruct the Swingline Lender not to fund Swingline Loans under such arrangement until the Borrower has notified the Swingline Lender and the Administrative Agent that all applicable conditions specified in Article IV are satisfied.

2.04 Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to Revolving Credit Loans already outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Revolving Credit Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Credit Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time, (ii) the aggregate amount of all Base Rate Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000, and (iii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:

(a) specify the existing Loans which are to be Continued or Converted;

(b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Event of Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect without the consent of the Majority Lenders. If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Fixed Period Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Fixed Period Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.

2.05 Use of Proceeds. The Borrower shall use the proceeds of all Loans (a) to refinance the Existing Credit Agreement, (b) for working capital purposes, (c) for purchases of common Equity Interests of the Borrower or other Distributions, (d) for acquisitions of assets or Equity Interests otherwise permitted under the terms of this Agreement and (e) for general business purposes. The Letters of Credit shall be used for general business purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. The Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

2.06 Prepayments of Loans. The Borrower may, upon three Business Days’ notice to the Administrative Agent (which notice shall be irrevocable except that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $5,000,000 or any higher integral multiple of $1,000,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

2.07 Letters of Credit. Subject to the terms and conditions hereof, during the Commitment Period the Borrower may request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Subsidiaries, provided that:

(a) after taking such Letter of Credit into account, (i) the Facility Usage does not exceed the Aggregate Commitments at such time, (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment, and (iii) the outstanding amount of the LC Obligations does not exceed the Letter of Credit Sublimit;

(b) the expiration date of such Letter of Credit is prior to the earlier of (i) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date (such Letter of Credit an “Auto-Extension Letter of Credit”) for additional periods of 365 days thereafter, and (ii) the Letter of Credit Expiration Date;

(c) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(d) such Letter of Credit is in form and upon terms as shall be acceptable to LC Issuer in its sole and absolute discretion;

(e) no Lender is at the time of such request a Defaulting Lender or, if a Defaulting Lender then exists, the LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the LC Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which the LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; and

(f) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

(g) LC Issuer will honor any such request if the foregoing conditions (a) through (f) (the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of such Letter of Credit.

2.08 Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit at least three Business Days (or such shorter period as may be agreed upon by the LC Issuer) before the date on which the Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in the form of a LC Application appropriately completed and signed by a Responsible Officer of the Borrower. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify in form and detail satisfactory to the LC Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the LC Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such LC Application shall specify in form and detail satisfactory to the LC Issuer (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the LC Issuer may require. Additionally, the Borrower shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the LC Issuer or the Administrative Agent may require. If all LC Conditions for a Letter of Credit have been met on any Business Day before 11:00 a.m., LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer’s Lending Office. If the LC Conditions are met on any Business Day on or after 11:00 a.m., LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer’s Lending Office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the end of the Commitment Period; provided, however, that the LC Issuer shall not permit any such extension if (A) the LC Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) from the Administrative Agent, any Lender or the Borrower on or before the day that is five Business Days before the last day in which notice of non-extension for such Letter of Credit may be given that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the LC Issuer not to permit such extension.

2.09 Reimbursement and Participations.

(a) Reimbursement. Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower. The Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Applicable Margin for Base Rate Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then the Borrower shall be deemed to have requested the Lenders make Loans to the Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such deemed request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and – to induce LC Issuer to issue Letters of Credit hereunder – each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s Lending Office, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC

Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

(f) Obligations Absolute. The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.10 No Duty to Inquire.

(a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that no LC Issuer or Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased or decreased at the request of the Borrower, this Agreement shall be binding upon the Borrower and all of its Subsidiaries with respect to such Letter of Credit as so extended, increased, decreased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender in accordance with such extension, increase, decrease or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that neither LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

2.11 Reserved.

2.12 Interest Rates and Fees.

(a) Interest Rates. Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day, (ii) each Fixed Period Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Fixed Period Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, and (iii) each Swingline Loan shall bear interest on each day outstanding at (A) the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day or (B) the Daily Floating Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, as applicable. During a Default Rate Period, the portion of all Loans and other Obligations that are then overdue shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, the Fixed Period Eurodollar Rate, the Daily Floating Eurodollar Rate or the Applicable Rate for Base Rate Loans or Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.

(b) Commitment Fees. In consideration of each Lender’s commitment to make Loans, the Borrower will pay to the Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Applicable Rate for commitment fees in effect on such day times such Lender’s Applicable Percentage of the unused portion of the Aggregate Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the Aggregate Commitments at the end of such day the Facility Usage. For the purposes of calculating the commitment fee pursuant to this subsection (b), the aggregate amount of outstanding Swingline Loans shall not be included in the term Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(c) Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Eurodollar Loans then in effect (or the Default Rate during the Default Rate Period) applicable each day times the face amount of such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.07 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the LC Issuer for its own account. Such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last day of each Fiscal Quarter. In addition, the Borrower will pay a minimum administrative issuance fee with respect to each Letter of Credit at the rate per annum specified in the LC Issuer’s Fee Letter and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation; such fees will be payable to the Administrative Agent for the account of the LC Issuer in arrears on the last day of each Fiscal Quarter.

(d) Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower will pay fees to the Administrative Agent as described in its Fee Letter.

(e) Calculations and Determinations. All calculations of interest chargeable with respect to the Eurodollar Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to the Prime Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.

(f) Past Due Obligations. The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

2.13 Evidence of Debt.

(a) Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Register. The Register and the accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender in respect of such matters and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Letters of Credit; Swingline Loans. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made (i) with respect to Revolving Credit Loans, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, and (ii) with respect to Swingline Loans, to the Administrative Agent, for the account of the Swingline Lender. Each such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Revolving Credit Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.19, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Unrestricted Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower and each Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such entity rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such entity in the amount of such participation.

2.16 Reductions in Commitment. The Borrower shall have the right from time to time to permanently reduce the Aggregate Commitments, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Aggregate Commitments are not less than the Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $5,000,000 and in multiples of $1,000,000 in excess thereof. Such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.17 Increase in Aggregate Commitments.

(a) The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more Lenders to increase their respective Commitments; provided however that: (i) prior to and after giving effect to the increase, no Default or Event of

Default shall have occurred hereunder and be continuing, (ii) no such increase shall cause the Aggregate Commitments to exceed $3,750,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s consent, and (iv) such increase shall be evidenced by a commitment increase agreement in form and substance acceptable to the Administrative Agent and executed by the Borrower, the Administrative Agent, New Lenders, if any, and Lenders increasing their Commitments, if any, and which shall indicate the amount and allocation of such increase in the Aggregate Commitments and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrower shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Aggregate Commitments under this Section.

(b) As a condition precedent to each increase pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:

(i) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower is validly existing and in good standing in its jurisdiction of organization; and

(iii) a favorable opinion of counsel to the Borrower, relating to such increase agreement, addressed to the Administrative Agent and each Lender.

2.18 Extension of Maturity Date; Removal of Lenders.

(a) Subject to the remaining terms and provisions of this Section 2.18, the Borrower shall have the option to twice extend the Maturity Date for a period of one year (each such option shall be referred to herein as an “Extension Option”). In connection with the Extension Option, the Borrower may, by written notice to the Administrative Agent (a “Notice of Extension”), not later than 30 days prior to the then effective Maturity Date, advise the Lenders that it requests an extension of the then effective Maturity Date (such then effective Maturity Date being the “Existing Maturity Date”) by one year, effective on the Existing Maturity Date. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension.

(b) Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) no Event of Default or Default has occurred and is continuing and no event or circumstance has occurred that has had a Material Adverse Effect, and (B) the representations and warranties contained in Article V are correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality) on and as of the date Borrower provides any Notice of Extension, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date).

(c) In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.18(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is 15 days following the date of Administrative Agent’s receipt of said Notice of Extension, advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension. If the Majority Lenders so consent (the “Consenting Lenders”) to such extension, which consent may be withheld in their sole and absolute discretion, and any and all Lenders who have not consented (the “Non-Consenting Lenders”) are replaced pursuant to paragraph (d) or (e) of this Section 2.18 or repaid on or prior to the Existing Maturity Date pursuant to paragraph (f) of this Section 2.18, the Maturity Date, and the Commitments of the Consenting Lenders and the Nominees (as defined below) shall be automatically extended 364 calendar days from the Existing Maturity Date, effective on the Existing Maturity Date. The Administrative Agent shall promptly notify the Borrower and all of the Lenders of each written notice of consent given pursuant to this Section 2.18(c).

(d) In the event the Consenting Lenders hold less than 100% of the sum of the aggregate Facility Usage and unused Commitments, the Consenting Lenders, or any of them, shall have the right (but not the obligation) to assume all or any portion of the Non-Consenting Lenders’ Commitments by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the day that is 20 days following the date of Administrative Agent’s receipt of the Notice of Extension, which notice shall be irrevocable and shall constitute an undertaking to (i) assume, as of 5:00 p.m. on the Existing Maturity Date, all or such portion of the Commitments of the Non-Consenting Lenders, as the case may be, as may be specified in such written notice, and (ii) purchase (without recourse) from the Non-Consenting Lenders, at 5:00 p.m. on the Existing Maturity Date, the Facility Usage outstanding on the Existing Maturity Date that corresponds to the portion of the Commitments to be so assumed at a price equal to the sum of (x) the unpaid principal amount of all Loans so purchased, plus (y) the aggregate amount, if any, previously funded by the transferor or any participations so purchased, plus (z) all accrued and unpaid interest thereon and accrued unpaid commitment fees in respect of such Commitments. Such Commitments and Facility Usage, or portion thereof, to be assumed and purchased by Consenting Lenders shall be allocated by the Administrative Agent among those Consenting Lenders who have so elected to assume the same, such allocation to be on a pro rata basis in accordance with the respective Commitments of such Consenting Lenders as of the Existing Maturity Date (provided, however, in no event shall a Consenting Lender be required to assume and purchase an amount or portion of the Commitments of and Obligation owing to the Non-Consenting Lenders in excess of the amount which such Consenting Lender agreed to assume and purchase pursuant to the immediately preceding sentence) or on such other basis as such Consenting Lender shall agree. The Administrative Agent shall promptly notify the Borrower and the other Consenting Lenders in the event it receives any notice from a Consenting Lender pursuant to this Section 2.18(d).

(e) Conditions to Effectiveness of Extensions. In the event that the Consenting Lenders shall not elect as provided in Section 2.18(d) to assume and purchase all of the Non-Consenting Lenders’ Commitments and Facility Usage, the Borrower may designate, by written notice to the Administrative Agent and the Consenting Lenders given on or before the day that is 25 days following the date of Administrative Agent’s receipt of the Notice of Extension, one or more assignees not a party to this Agreement (individually, a “Nominee” and collectively, the “Nominees”) to assume all or any portion of the Non-Consenting Lenders’ Commitments not to be assumed by the Consenting Lenders and to purchase (without recourse) from the Non-Consenting Lenders all Facility Usage outstanding at 5:00 p.m. on the Existing Maturity Date that corresponds to the portion of the Commitments so to be assumed at the price specified in Section 2.18(d). Each assumption and purchase under this Section 2.18(e) shall be effective as of 5:00 p.m. on the Existing Maturity Date when each of the following conditions has been satisfied in a manner satisfactory to the Administrative Agent:

(i) each Nominee and the Non-Consenting Lenders have executed an Assignment and Assumption pursuant to which such Nominee shall (A) assume in writing its share of the obligations of the Non-Consenting Lenders hereunder, including its share of the Commitments of the Non-Consenting Lenders and (B) agree to be bound as a Lender by the terms of this Agreement;

(ii) each Nominee shall have completed and delivered to the Administrative Agent an Administrative Questionnaire; and

(iii) the assignment shall otherwise comply with Section 10.06.

(f) If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Maturity Date, then, at the Borrower’s option, either (i) all Commitments shall terminate on the Existing Maturity Date or (ii) the Borrower shall give prompt notice of termination on the Existing Maturity Date of the Commitments of each Non-Consenting Lender not so replaced to the Administrative Agent, and shall fully repay on the Existing Maturity Date the Loans (including, without limitation, all accrued and unpaid interest and unpaid fees), if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly (to the extent not assumed), and the Existing Maturity Date shall be extended in accordance with this Section 2.18 for the remaining Commitments of the Consenting Lenders; provided, however, that the Majority Lenders have consented to such extension pursuant to Section 2.18(c). Following the Existing Maturity Date, the Non-Consenting Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Consenting Lenders shall have no obligation to purchase participations in Letters of Credit.

2.19 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the LC Issuer (i) if the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding LC Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the LC Issuer or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount not less than the Minimum Collateral Amount to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo, provided that Administrative Agent may invest any Cash Collateral provided by the Borrower in such Cash Equivalents as the Administrative Agent may choose in its sole discretion. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, Cash Equivalents, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.02, 2.07, 2.20 or 8.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the LC Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.20 Defaulting Lenders.

(b) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the LC Issuer or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the LC Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swingline Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(c).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.02 and 2.09, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the LC Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) LC Issuer. For purposes of this Section 3.01, the term “Lender” includes the LC Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Recipient by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. Without duplication of Section 3.01(b), the Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Borrower shall not indemnify any Recipient for any penalties, interest and reasonable expenses arising solely from (i) such Recipient’s failure to notify the Borrower of such Indemnified Taxes within 180 days after such Recipient has actual knowledge of such Indemnified Taxes or (ii) such Recipient’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) If any Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) if any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) if any Foreign Lender or an Administrative Agent that is not a U.S. Person is legally entitled to do so, it shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender or Administrative Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender or Administrative Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender or Administrative Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the LC Issuer or other Recipient, the Borrower will pay to such Lender, the LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. Any Lender or the LC Issuer that makes a demand for additional amounts under this Section 3.04 shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, and setting forth in reasonable detail the basis for calculating such amounts, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Fixed Period Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the LC Issuer, or any Governmental Authority for the account of any Lender or the LC Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such

Lender or the LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the LC Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the LC Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by the Borrower and each Lender;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificate of resolutions or other action, incumbency certificate and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(v) a favorable opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance satisfactory to Administrative Agent, addressed to the Administrative Agent and each Lender;

(vi) a certificate of a Responsible Officer of the Borrower either (A) certifying that all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there does not exist any pending or threatened litigation, proceeding under any Debtor Relief Law, or other proceeding in respect of the initial Credit Extension or that could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence satisfactory to it that (A) all Loans (as defined in the Existing Credit Agreement) of the Lenders (as defined in the Existing Credit Agreement) shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable to such Lenders under the Existing Credit Agreement to the Closing Date, and (B) the commitments under the Existing Credit Agreement of such Lenders shall have been or shall concurrently be terminated; and

(ix) the Initial Financial Statements.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. No Lender has any obligation to make any Credit Extension (including its first), and the LC Issuer has no obligation to make any LC Credit Extension (including its first), unless the following conditions precedent have been satisfied:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality) on and as of the date of such Credit Extension, both before and after giving effect to such Credit Extension, provided, however, for purposes of this Section 4.02, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (ii) the representations and warranties contained in Section 5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01 and (iii) the representation and warranty contained in Section 5.06(b) shall not need to be true and correct on any date after the date of the initial Credit Extension; and

(b) At the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. The Borrower and each Subsidiary is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.03 Authorization. The Borrower and each Subsidiary has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

5.04 No Conflicts or Consents. The execution and delivery by the Borrower and each Subsidiary of the Loan Documents to which it is a party, the performance the Borrower and each Subsidiary of its respective obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Borrower, any

Subsidiary or the General Partner, or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon the Borrower, any Subsidiary or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries, any of its Unrestricted Subsidiaries or the General Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Subsidiaries or the General Partner, except, in each case, with respect to the preceding clauses (i) through (iii), as could not reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document or to consummate any transactions contemplated by the Loan Documents. Neither the Borrower nor any Subsidiary is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such entity, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents to which the Borrower is a party when duly executed and delivered will be, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06 Initial Financial Statements; No Material Adverse Effect.

(a) The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements were prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end adjustments and absence of footnotes. The Initial Financial Statements fairly present in all material respects the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof.

(b) Since the date of the December 31, 2010 Initial Financial Statements, no event or circumstance has occurred that has had a Material Adverse Effect.

5.07 Taxes. The Borrower and each of its Subsidiaries has timely filed all tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing (i) is not yet due, is being in good faith contested as permitted by Section 6.06 or (ii) could not reasonably be expected to have a Material Adverse Effect.

5.08 Full Disclosure. No written certificate, statement or other information (other than projections and other forward looking information and information of a general economic or industry-specific nature), taken as a whole, delivered herewith or heretofore by the Borrower to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made.

5.09 Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no actions, judgments, injunctions, orders, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against the Borrower or any of its Subsidiaries or against any property of the Borrower or any of its Subsidiaries.

5.10 ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.

5.11 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Compliance. The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.09, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable

Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) The Borrower is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, the Borrower covenants and agrees that:

6.01 Books, Financial Statements and Reports. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to the Administrative Agent, for distribution to each Lender, at the Borrower’s expense:

(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by Grant Thornton LLP, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a)(i), and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Subsidiaries

(individually or with one or more on a combined basis) for such Fiscal Year, setting forth, in each case, in comparative form, figures for the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year.

(b) As soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (i) the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter (except in the case of the statement of cash flows) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b)(i) for any of the first three Fiscal Quarters of a Fiscal Year and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Quarter, setting forth, in each case, in comparative form, figures for same period of the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments and the absence of footnotes), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.10, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement

(without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (e) above on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders.

6.02 Other Information and Inspections. The Borrower will furnish to the Administrative Agent any information which the Administrative Agent, at the request of any Lender, may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with businesses and operations of the Borrower or any of its subsidiaries. The Borrower will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless a Default has occurred and is continuing) any of the Borrower property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the Borrower shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower, its representatives.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees to use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notice of Material Events. The Borrower will notify the Administrative Agent, for distribution to the LC Issuer and each Lender, promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any Responsible Officer or general counsel of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or such Subsidiary, if such acceleration or default has had or could reasonably be expected to have a Material Adverse Effect,

(d) the occurrence of any Termination Event,

(e) the filing of any suit or proceeding, or the assertion in writing of a claim against the Borrower or any Material Subsidiary or with respect to the Borrower’s or any Material Subsidiary’s properties which could reasonably be expected to result in liability to Borrower or such Material Subsidiary in excess of $100,000,000;

(f) the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, or (ii) any Indebtedness, to the extent, in the case of clauses (i) and (ii), such event of default could reasonably be expected to have a Material Adverse Effect; and

(g) any announcement of any change in a Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to herein and stating what action the Borrower, Subsidiary or Material Subsidiary, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(b) shall describe with particularity any all provisions of this Agreement and if, applicable, other Loan Documents, that have been breached.

6.04 Maintenance of Properties. Except where it will not have a Material Adverse Effect, the Borrower and each Subsidiary will (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.05 Maintenance of Existence and Qualifications. The Borrower and each Subsidiary will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to maintain, preserve or qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect or such failure is otherwise not prohibited by Section 7.03.

6.06 Payment of Obligations. The Borrower and each Subsidiary will pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, except where (a) the validity or amount thereof is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

6.07 Insurance. The Borrower will maintain or cause to be maintained with financially sound and reputable insurers which are not affiliates of the Borrower, insurance with respect to its properties and business and the properties and businesses of the Subsidiaries against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

6.08 Compliance with Law. The Borrower and each Subsidiary will comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Subsidiaries and Unrestricted Subsidiaries.

(a) The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary, provided that the Borrower may not make such designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and

Liens of the Borrower and its Subsidiaries), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iv) the Borrower has provided to the Administrative Agent and officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied.

(b) The Borrower may designate any Person who becomes a Subsidiary of the Borrower after the date hereof to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that (i) such Subsidiary does not own, directly or indirectly, any Indebtedness or Equity Interests of the Borrower or any Subsidiary, (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Investment represented by such designation is permitted under Section 7.06 and (v) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

(c) Neither the Borrower nor any Subsidiary shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than Equity Interests of an Unrestricted Subsidiary owned by the Borrower or such Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, other than Guarantees for the benefit of Unrestricted Subsidiaries not to exceed $50,000,000 at any one time outstanding.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, the Borrower covenants and agrees that:

7.01 Indebtedness. No Subsidiary will in any manner owe or be liable for Indebtedness except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary;

(c) Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(d) Indebtedness in respect to future payment for non-competition covenants and similar payments under agreements governing an acquisition, merger or consolidation by a Subsidiary;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness refinancing (but not increasing the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) the Indebtedness described in this clause (e);

(f) Indebtedness existing on the Closing Date which is described on Schedule 7.01 and any renewals or extensions thereof (but not increasing the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing); and

(g) Permitted Priority Debt.

7.02 Limitation on Liens. Neither the Borrower nor any Subsidiary will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):

(a) Liens existing on the date of this Agreement and listed in the Disclosure Schedule;

(b) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(c) pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(e) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(h) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Subsidiary or the use thereof or the rights and interests of the Borrower or any Subsidiary therein, in any manner under any and all Laws;

(i) rights reserved to the grantors of any properties of the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(j) inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;

(k) statutory Liens in respect of payables;

(l) Liens securing Indebtedness permitted by Section 7.01(e) or other obligations of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Indebtedness refinancing such obligations (but no increase to the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing);

(m) Liens on cash margin collateral or securities securing Hedging Contracts;

(n) Liens in respect of operating leases covering only the property subject thereto;

(o) Liens on Equity Interests of Unrestricted Subsidiaries or joint ventures securing Indebtedness of such Unrestricted Subsidiary or joint venture;

(p) Liens securing Obligations; and

(q) Liens in respect of Permitted Priority Debt.

7.03 Fundamental Changes. The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), except that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a) (i) any Subsidiary may merge or consolidate with the Borrower or any other Subsidiary in a transaction in which, if the Borrower is a party, the Borrower is the surviving or resultant entity, and otherwise, a Subsidiary is the surviving or resultant entity, or (ii) the Borrower or any Subsidiary may merge or consolidate with another Person so long as, if the Borrower is a party, the Borrower is the surviving or resultant entity, and otherwise, a Subsidiary is the surviving or resultant entity, or (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or to another Subsidiary; provided, however, that in no event specified in this clause (a) shall any such merger, consolidation, sale, transfer, lease or other disposition, whether or not otherwise permitted by this Section 7.03, have the effect of releasing the Borrower from any of its obligations or liabilities under this Agreement;

(b) the Borrower or any Material Subsidiary may sell, transfer, lease or otherwise dispose of any assets (each, an “Asset Disposition”) or, in the case of a Material Subsidiary, merge or consolidate with any other Person where such Material Subsidiary is not the surviving person (an “Other Transaction”) if the sum of (i) the value, on the Reference Date with respect thereto, of the assets subject to such Asset Disposition or represented by stock or equity interests subject to such Other Transaction, plus (ii) the values, on the respective Reference Dates with respect thereto, of any and all other assets subject to Asset Dispositions or represented by stock or equity interests subject to Other Transactions whose Reference Dates occurred during the same Test Period as the Reference Date of the Asset Disposition or Other Transaction referred to in the preceding clause (i) did not exceed Consolidated EBITDA for such Test Period. For purposes of the next preceding sentence (x) the term “Reference Date”, with respect to any Asset Disposition or Other Transaction, shall mean the date of the closing (or the first closing, if more than one) of such Asset Disposition or Other Transaction; and (y) the term “Test Period” shall mean, as at the Reference Date with respect to any Asset Disposition or Other Transaction referred to in clause (i) of such sentence, the period consisting of the four full fiscal quarters then most recently ended in respect of which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), as the case may be; and

(c) the Borrower and its Subsidiaries may consummate the Propane Contribution.

7.04 Reserved.

7.05 Distributions. During the existence of a Default under Section 8.01(b) or (i) or of any Event of Default, the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower.

7.06 Investments. Neither the Borrower nor any of its Subsidiaries will purchase or otherwise acquire the capital stock or other equity of any other Person if (a) such purchase or other acquisition violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, and (b) after giving effect to such purchase or other acquisition, the Borrower or such Subsidiary is not in compliance with Section 7.07.

7.07 Change in Nature of Businesses. Neither the Borrower nor any Subsidiary will engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s or such Subsidiary’s partnership or other governing agreement.

7.08 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among the General Partner, the Borrower and it Subsidiaries or among the Subsidiaries, subject to the other provisions of this Agreement, (b) transactions on terms which are no less favorable to the Borrower or such Subsidiary than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates, (c) investments or Guarantees in favor of Unrestricted Subsidiaries or joint ventures, in each case, not prohibited under this Agreement, (d) the Propane Contribution and the Propane Contingent Residual Support Agreement and (e) the transactions described on Schedule 7.08.

7.09 Burdensome Agreements. Neither the Borrower nor any Subsidiary will enter into any material Contractual Obligation restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of Distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany changes, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to the Borrower or a Material Subsidiary, other than (a) agreements permitted by Section 7.01(d), (b) the TWP Note Purchase Agreements and other restrictions existing on the date hereof identified on Schedule 7.09, (c) restrictions imposed by law or this Agreement, (d) customary restrictions and conditions contained in agreements relating to the sale of the Equity Interests or assets of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (e) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, and (f) restrictions contained in the governing documents of non-Wholly Owned Subsidiaries.

7.10 Leverage Ratio. On each Quarterly Testing Date, the Leverage Ratio will not exceed (A) 5.00 to 1.00 at any time other than during a Specified Acquisition Period and (B) 5.50 to 1.00 during a Specified Acquisition Period.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):

(a) The Borrower fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) The Borrower fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;

(c) The Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.03 or Article VII;

(d) The Borrower fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

(e) Any representation or warranty previously, presently or hereafter made in writing by the Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(f) Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason, or shall be declared null and void or the Borrower shall repudiate in writing its obligations thereunder, or the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, under any Loan Document to which it is a party;

(g) The Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) or Hedging Contract, beyond any grace period provided with respect thereto; provided that the aggregate outstanding principal amount of all such Indebtedness or payment obligation in respect of such Hedging Contract as to which such payment default shall occur and be continuing exceeds $100,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of any Indebtedness with an aggregate face amount that exceeds $100,000,000;

(h) Either (i) any failure to satisfy the minimum funding standard (as defined in Section 412(a) of the Code) in excess of $100,000,000 with respect to any ERISA Plan, whether or not waived, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(i) The Borrower or any Material Subsidiary:

(i) has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

(ii) (A) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or (B) is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) has entered against it a final judgment for the payment of money in excess of $100,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, which assets have a value exceeding $100,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or

(j) Any Change of Control occurs.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the then outstanding amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in subsections (i)(i), (i)(ii)(A) or (i)(iii) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer (including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Matured LC Obligations and other Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Matured LC Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the LC Issuer, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.07 and 2.19; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.09 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the LC Issuer hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Unrestricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo Bank, National Association as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agents, Co-Documentation Agents, or other Agents named herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the

Borrower or any Material Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts, in each case, to the extent due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.12 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate;

(e) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) any modification of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Swingline Lender or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Administrative Agent, the LC Issuer, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the LC Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the LC Issuer and the Swingline Lender.

(f) Reliance by Administrative Agent, LC Issuer and Lenders. The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the LC Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the LC Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and a single local counsel to Administrative Agent in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, all Lenders and the LC Issuer and a single local counsel to all such Persons in each applicable jurisdiction), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of a single counsel for all such Indemnitees and a single local counsel for all such Indemnitees in each applicable jurisdiction), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including the reasonable and documented fees and disbursements of a single counsel for Administrative Agent and any Lender and a single local counsel for all such Persons in each applicable jurisdiction, except where separate counsel is reasonable as a result of conflicts between or among Indemnitees) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any Subsidiary against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute among Indemnitees other than as a result of any act or omission by the Borrower or its Affiliates. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, but without limiting the indemnification in Section 10.04(b), neither the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender or any other Lender shall assert, and each of the foregoing hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach in bad faith of this Agreement by, such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

(iii) No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as LC Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an LC Issuer and/or the Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such assigning Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as LC Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swingline Lender hereunder, subject, however, to the acceptance of such appointment by the Lender selected by the Borrower; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Lender as LC Issuer or Swingline Lender, as the case may be. If a Lender resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09). If a Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.02(b). Upon the appointment of a successor LC Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swingline Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning LC Issuer to effectively assume the obligations of the resigning LC Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or to any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any Unrestricted Subsidiary relating to the Borrower or any Subsidiary or any Unrestricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or any Unrestricted Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the LC Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) if any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, waiver or consent with respect to the provisions of this Agreement or the Loan Documents, the consent of the Majority Lenders shall have been obtained but the consent of one or more such other Lenders whose consent is required shall not have been obtained or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY

RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan

Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower will comply with reasonable requests of any Lender for such information.

10.19 Time of the Essence. Time is of the essence in connection with the Loan Documents.

10.20 No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower under this Agreement and the other Loan Documents by reason of his, her or its status.

10.21 Existing Credit Agreement. In connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto, the Borrower, the Administrative Agent and the Lenders shall, as of the Closing Date make adjustments to the outstanding principal amount of “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Closing Date or any accrued commitment fees under the Existing Credit Agreement prior to the Closing Date), including the borrowing of additional Loans hereunder and the repayment of “Loans” under the Existing Credit Agreement (as such term is defined therein) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Lender in proportion to, and in any event not in excess of, the amount of its Commitment as of the Closing Date, but in no event shall such adjustment of any Eurodollar Loans entitle any Lender to any reimbursement under Section 3.05 hereof; provided that the foregoing is not intended to relieve the Borrower for paying any such costs to lenders under the Existing Credit Agreement to the extent such lenders are not Lenders under this Agreement, and each Lender shall be deemed to have made an assignment of its outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

		By:	/s/ Martin Salinas Jr.
			Name:	Martin Salinas Jr.
			Title:	Chief Financial Officer

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an LC Issuer, Swingline Lender and a Lender

By:	/s/ Paul V. Farrell

Name:	Paul V. Farrell
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

BANK OF AMERICA, N.A., as an LC Issuer and a Lender

By:	/s/ Stephen J. Hoffman

Name:	Stephen J. Hoffman
Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Brian D. Williams

Name:	Brian D. Williams
Title:	Authorised Signatory

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

BNP PARIBAS, as a Lender

By:	/s/ Greg Smothers

Name:	Greg Smothers
Title:	Director

By:	/s/ Richard Hawthorne

Name:	Richard Hawthorne
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephanie Balette

Name:	Stephanie Balette
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa A. Kurbatskiy

Name:	Vanessa A. Kurbatskiy
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

COMPASS BANK, as a Lender

By:	/s/ Greg Determann

Name:	Greg Determann
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar

Name:	Nupur Kumar
Title:	Vice President

By:	/s/ Michael Spaight

Name:	Michael Spaight
Title:	Associate

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

DNB NOR BANK ASA, as a Lender

By:	/s/ Cathleen Buckley

Name:	Cathleen Buckley
Title:	Senior Vice President

By:	/s/ Stian Lovseth

Name:	Stian Lovseth
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Don J. McKinnerney

Name:	Don J. McKinnerney
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

SUNTRUST BANK, as a Lender

By:	/s/ Yann Pirio

Name:	Yann Pirio
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Shawn R. O’Hara

Name:	Shawn R. O’Hara
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Associate Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Andrew Oram

Name:	Andrew Oram
Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton

Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ M. Colin Warman

Name:	M. Colin Warman
Title:	Assistant Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

COMMUNITY TRUST BANK, as a Lender

By:	/s/ Ford W. Hall, Jr.

Name:	Ford W. Hall, Jr.
Title:	Executive Vice President

Signature Page to Second Amended and Restated Credit Agreement –

Energy Transfer Partners, L.P.

SCHEDULE 1

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Wells Fargo Bank, National Association	$175,000,000	7.000000000%

Bank of America, N.A.	$175,000,000	7.000000000%

The Royal Bank of Scotland plc	$175,000,000	7.000000000%

Barclays Bank PLC	$167,500,000	6.700000000%

BNP Paribas	$167,500,000	6.700000000%

Compass Bank	$167,500,000	6.700000000%

Credit Suisse AG, Cayman Islands Branch	$167,500,000	6.700000000%

DnB NOR Bank ASA	$167,500,000	6.700000000%

JPMorgan Chase Bank, N.A.	$167,500,000	6.700000000%

Royal Bank of Canada	$167,500,000	6.700000000%

SunTrust Bank	$167,500,000	6.700000000%

U.S. Bank National Association	$167,500,000	6.700000000%

UBS AG, Stamford Branch	$167,500,000	6.700000000%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$110,000,000	4.400000000%

Goldman Sachs Bank USA	$110,000,000	4.400000000%

PNC Bank, National Association	$50,000,000	2.000000000%

Community Trust Bank	$30,000,000	1.200000000%

TOTAL:	$2,500,000,000	100.000000000%

Schedule 1

SCHEDULE 2

MATERIAL PROJECTS

Schedule 2

SCHEDULE 3

DISCLOSURE SCHEDULE

Section 5.04 – No Conflicts or Consents

None.

Section 5.09 – Litigation

None.

Section 5.10 – ERISA

None.

Section 7.02(b) – Limitation on Liens

None.

Schedule 3

SCHEDULE 5.09

ENVIRONMENTAL COMPLIANCE

None.

Schedule 5.09

SCHEDULE 7.01

EXISTING INDEBTEDNESS

Description	Approximate Outstanding Amount as of September 30, 2011
Transwestern Senior Unsecured Notes
5.39% Senior Unsecured Notes due November 17, 2014	$88,000,000
5.54% Senior Unsecured Notes due November 17, 2016	$125,000,000
5.64% Senior Unsecured Notes due May 24, 2017	$82,000,000
5.36% Senior Unsecured Notes due December 9, 2020	$175,000,000
5.89% Senior Unsecured Notes due May 24, 2022	$150,000,000
5.66% Senior Unsecured Notes due December 9, 2024	$175,000,000
6.16% Senior Unsecured Notes due May 24, 2037	$75,000,000
HOLP Non-compete Debt	$9,028,000
Titan Non-compete Debt	$2,117,869

The terms of our consolidated indebtedness are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011 and in Note 9 to our consolidated financial statements.

Schedule 7.01

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

1.	Transactions pursuant to and contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P. (attached as Exhibit 2.2 to Current Report on Form 8-K, filed with the SEC on July 20, 2011), as amended by that certain Amendment No. 1, dated as September 14, 2011 (attached as Exhibit 2.1 to Current Report on Form 8-K, filed with the SEC on September 14, 2011) and as may be further amended.

2.	Transactions pursuant to and contemplated by that certain Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company (attached as Exhibit 2.1 to Current Report on Form 8-K, filed with the SEC on July 20, 2011), as amended by that certain Amendment No. 1, dated as of September 14, 2011 (attached as Exhibit 10.1 to Current Report on Form 8-K, filed with the SEC on September 14, 2011) and as may be further amended.

Schedule 7.08

SCHEDULE 7.09

BURDENSOME AGREEMENTS

None.

Schedule 7.09

SCHEDULE 10.02

NOTICES

If to Borrower:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Phone: 214-981-0700

Facsimile: 214-981-0703

If to Administrative Agent:

Wells Fargo Bank, National Association

1000 Louisiana St.

Ninth Floor

Houston, TX 77002

Attention: Paul Farrell

Phone: (713) 319-1885

Facsimile: (713) 319-1679

If to Swingline Lender:

Wells Fargo Bank, National Association

1000 Louisiana St.

Ninth Floor

Houston, TX 77002

Attention: Paul Farrell

Phone: (713) 319-1885

Facsimile: (713) 319-1679

If to LC Issuer:

Wells Fargo Bank, National Association 1000 Louisiana St. Ninth Floor Houston, TX 77002 Attention: Paul Farrell Phone: (713) 319-1885 Facsimile: (713) 319-1679

Bank of America, N.A.

1000 W Temple St

Mail Code: CA9-705-07-05

Los Angeles CA 90012-1514

Attention: Stella Rosales, AVP

Trade Finance SVC Center Coord.

22621-TOC-Standby L/C-LA

Phone:  1.213.481.7828

Fax:   1.213.457.8841